PROSPECTUS SUPPLEMENT DATED AUGUST 8, 2000      FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 11, 2000                     REGISTRATION NO. 333-36790
                                                             CUSIP NO. 00826TAD0

                                AFFYMETRIX, INC.
                                  $225,000,000

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
      700,943 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                         AND OFFERED         THE NOTES        OFFERED      THE OFFERING
----                                      ------------------   -------------   -------------   -------------
City University of New York.............          42,000             130             130             --
GLG Global Convertible Fund.............       3,360,000          10,467          10,467             --
GLG Global Convertible UCITS Fund.......         890,000           2,772           2,772             --
Grady Hospital Foundation...............          66,000             205             205             --
ING Barings LLC.........................          50,000             155             155             --
J.P. Morgan Securities Inc..............          73,000             227             227             --
Merrill Lynch Insurance Group...........          92,000             286             286             --
Morgan Stanley & Co.....................         753,000           2,345           2,345             --
New Orleans Firefighters Pension /
  Relief Fund...........................          69,000             214             214             --
1976 Distribution Trust FBO A.R. Lauder
  / Zinterhofer.........................           9,000              28              28             --
1976 Distribution Trust FBO Jane A.
  Lauder................................           9,000              28              28             --
Occidental Petroleum Corporation........         117,000             364             364             --
Partner Reinsurance Company Ltd.........         365,000           1,137           1,137             --
State of Maryland Retirement Agency.....       1,596,000           4,971           4,971             --

    The line items "Baptist Health of South Florida... $296,000, 922, 922, --"; "Nicholas-Applegate Convertible Fund... $1,917,000, 5,972, 5,972, --"; "Oppenheimer Convertible Securities Fund... $8,000,000, 24,922, 24,922, --"; "Pilgrim Convertible Fund... $9,000,000, 28,037, 28,037, --" and "Wake Forest University... $2,056,000, 6,405, 6,405, --" contained in the table set forth in the prospectus under the caption "Selling Security Holders" shall be deleted in their entirety and replaced with the following:


Baptist Health of South Florida.........        343,000         1,068          1,068            --
Nicholas-Applegate Convertible Fund.....      2,422,000         7,545          7,545            --
Oppenheimer Convertible Securities
  Fund..................................     10,000,000        31,152         31,152            --
Pilgrim Convertible Fund................      8,015,000        24,968         24,968            --
Wake Forest University..................      1,639,000         5,105          5,105            --

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that ING Barings LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers in connection with the offer and sale of the notes in February 2000 and from time to time perform investment banking services, for which they receive customary fees.